                                                                    Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
netGuru, Inc.:

We consent to the use of our report dated June 9, 2003, except as to the second paragraph of Note 4 and Note 12, which are as of July 10, 2003, with respect to the consolidated balance sheet of netGuru, Inc. and subsidiaries as of March 31, 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the years ended March 31, 2003 and 2002, incorporated herein by reference.

Our report covering the March 31, 2003, consolidated financial statements refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on April 1, 2002.

                                                     /s/ KPMG LLP

Costa Mesa, California
December 8, 2003